Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Announces Plan to Modify its Phase II Placebo-controlled

Clinical Trial Evaluating MN-221 in Patients with Severe, Acute

Exacerbations of Asthma

SAN DIEGO, CA. – May 28, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that it will modify the dosing regimen for the ongoing Phase II clinical trial (MN-221-CL-007), which is evaluating the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma. Dosing in the MN-221-CL-007 clinical trial will now compare standardized care only to standardized care plus MN-221 at a dose of 250 micrograms administered over 15 minutes rather than at a dose of 1.2 mg administered over one hour, as previously planned under the study protocol. The modification is based on further analysis of data from the recently completed Phase II clinical trial (MN-221-CL-006) which evaluated MN-221 at planned escalating doses in patients with severe, acute exacerbations of asthma treated in emergency departments and two earlier Phase II clinical trials (MN-221-CL-004 and MN-221-CL-005) which evaluated MN-221 in patients with stable asthma. In particular, in the MN-221-CL-006 clinical trial, patients who received MN-221 at 240 micrograms over 15 minutes in combination with standard care demonstrated the best efficacy based on improvements in forced expiratory volume in 1 second (FEV1) and in hospitalization rate.

MediciNova has submitted an amendment to the clinical trial protocol for MN-221-CL-007 to the U.S. Food and Drug Administration (FDA) which reflects the modified dosing regimen and plans to submit the same information to the relevant regulatory authorities outside of the United States. MediciNova has communicated this modification to the participating study investigators and clinical sites and will wait to further enroll patients in this study pending review and approval of the amended clinical trial protocol by the relevant regulatory authorities. MediciNova anticipates patient enrollment to resume within approximately two months and expects to complete enrollment within nine to twelve months from such point in time.

“These clinical results from our three completed Phase II clinical trials support the potential efficacy of lower doses of MN-221 plus standard treatment in patients with acute exacerbations of asthma based on improvements in FEV1 and in rates of hospitalizations.” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We believe that testing a lower potentially effective dose will maximize the benefit of MN-221’s safety profile and offer a more convenient 15 minute dosing regimen.”

About the MN-221-CL-007 Phase II Clinical Trial

MN-221-CL-007 is a randomized, double-blind, placebo-controlled Phase II clinical trial. A total of approximately 35 clinical sites, including the clinical sites rolled-over from the MN-221-CL-006 clinical trial, in North America, Australia and New Zealand will enroll approximately 200 patients into the MN-221-CL-007 clinical trial. Once a patient has received the initial standardized care treatment regimen (consistent with the National Asthma Education and Prevention Program and the Global Initiative for Asthma (GINA) guidelines), the patient will be assessed for response to that treatment. If the patient’s FEV1 is less than or equal to 50 percent of predicted and the patient meets all other study entry criteria, the patient will be randomized to receive either MN-221 or placebo. Patients enrolled in the study will continue to receive standardized care as needed while receiving an intravenous infusion of MN-221 or placebo. The primary efficacy endpoint will be improvement in FEV1.

About MN-221

MN-221 is highly-selective ß2-adrenergic receptor agonist. Preclinical testing in vitro and in vivo shows MN-221 to be more selective for the ß2-adrenergic receptor than other ß2-adrenergic receptor agonists commonly used for these asthma attacks. This improved selectivity, coupled with its partial agonist activity at ß1-adrenergic receptors, may result in fewer cardiovascular side effects than are commonly observed with these other agents. MediciNova has developed an intravenous formulation of MN-221 that bypasses the constricted airways to deliver the drug to the lungs. In addition to the data described above, MN-221 has been shown to produce significant improvements in mean change in post-infusion (15 minute) FEV1 from baseline (objective measure of lung function) at doses of 3.5 micrograms/min (p=0.011), and at 10, 16, 30 and 60 micrograms/min (p less than or equal to 0.0001), compared to placebo in stable mild-to-moderate asthma patients (MN-221-CL-004). Administration of MN-221 at a dose of approximately 1.1 mg over intervals of 1 or 2 hours also produced marked improvement in FEV1 in patients with moderate-to-severe stable asthma (MN-221-CL-005). In addition, administration of 1.1 mg of MN-221 over 1 hour produced the greatest FEV1 improvement in patients with stable asthma of the regimens tested in these two studies. Based on an analysis of the data from the recently completed Phase II clinical trial (MN-221-CL-006), a dose of 240 micrograms (16 micrograms/minute for 15 minutes) of MN-221 to subjects with an acute exacerbation of asthma in combination with standard care was associated with marked improvement in FEV1 and reduction in hospitalization rate compared to standard care alone and was well tolerated. In addition, a drug interaction study in dogs found that adding MN-221 by intravenous administration in combination with inhaled albuterol does not add to the heart rate increase associated with inhaled albuterol alone.

MediciNova acquired an exclusive, worldwide (excluding Japan), sublicensable license to MN-221 from Kissei Pharmaceutical Co., Ltd. The intellectual property acquired from Kissei included extensive preclinical and clinical safety data.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature, including those related to the progress of the product development program for MN-221 for the treatment of acute exacerbations of asthma, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.